            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF
                            STERLING SOFTWARE, INC.

                                      FOR
                             SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

            BASED ON THE EXCHANGE RATIO DESCRIBED IN THE PROSPECTUS
      ALONG WITH CASH UNDER THE CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON MONDAY, MARCH 20, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               February 22, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    This letter relates to the Offer by Computer Associates
International, Inc., a Delaware corporation ("Computer Associates"), through its wholly owned subsidiary, Silversmith Acquisition Corp., a Delaware corporation, to exchange shares of Common Stock of Computer Associates, par value $.10 per share (together with the associated preferred stock purchase rights, each, a "Computer Associates Share" and, collectively, the "Computer Associates Shares") for each outstanding share of common stock, par value $.10 per share (together with the associated preferred stock purchase rights, each, a "Sterling Software Share" and, collectively, the "Sterling Software Shares"), of Sterling
Software, Inc., a Delaware corporation ("Sterling Software"), based on the exchange ratio (and along with cash under specified circumstances) described in, and otherwise upon the terms and subject to the conditions set forth in, the Prospectus dated February 22, 2000 (the "Prospectus"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), enclosed herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, AS DEFINED IN THE PROSPECTUS. SEE "THE OFFER--CONDITIONS OF THE OFFER" IN THE PROSPECTUS.

    Computer Associates expressly reserves the right, subject to the terms of the related merger agreement, to (i) extend, amend or modify the terms of the Offer in any manner and (ii) withdraw or terminate the Offer and not accept for exchange any Sterling Software Shares if any of the conditions to the Offer are not satisfied.

    For your information and for forwarding to your clients for whom you hold Sterling Software Shares registered in your name or in the name of your nominee(s), or who hold Sterling Software Shares registered in their own names, we are enclosing the following documents:

        1. Prospectus dated February 22, 2000;

        2. A Schedule 14D-9 Solicitation/Recommendation Statement;

        3. Letter of Transmittal (together with accompanying Substitute
    Form W-9) to be used by holders of Sterling Software Shares in accepting the Offer and tendering Sterling Software Shares;

        4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Sterling Software Shares are not immediately available, if time will not permit all required documents to reach
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    the Depositary prior to the Expiration Date (as defined in the Prospectus)
    or if the procedure for book-entry transfer cannot be completed on a timely basis;

        5. A letter that may be sent to your clients for whose accounts you hold Sterling Software Shares registered in your name or in the name of your nominee(s), with space provided for obtaining such clients' instructions with regard to the Offer; and

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    Computer Associates will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Sterling Software Shares pursuant to the Offer. Computer Associates will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Computer Associates will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Sterling Software Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 20, 2000, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer, and any other required documents, should be sent to the Depositary, and certificates evidencing the tendered Sterling Software Shares should be delivered or such Sterling Software Shares should be tendered by book-entry transfer to the account maintained by the Depositary at The Depository Trust Company, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. If holders of Sterling Software Shares wish to tender Sterling Software Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer--Procedure for Tendering" in the Prospectus.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover page of the Prospectus.

    Additional copies of the enclosed materials may be obtained from the Information Agent, MacKenzie Partners, Inc. by calling collect to
(212) 929-5500.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF COMPUTER ASSOCIATES, STERLING SOFTWARE, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.